Clarivate Reports First Quarter 2024 Results
— Reaffirms 2024 Outlook —

London, UK -- May 8, 2024 Clarivate Plc (NYSE: CLVT) (the “Company” or “Clarivate”), a leading global provider of transformative intelligence, today reported results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial Highlights
•Revenues of $621.2 million decreased 1.3%
•Organic revenues decreased 1.7%, as an increase in subscription revenues of 2.4% was more than offset by a decrease in transactional and other revenues of 11.4% and re-occurring revenues of 5.1%
•Net loss attributable to ordinary shares of $93.8 million; Net loss per diluted share of $0.14
•Adjusted net income(1) of $103.5 million decreased 20.9%; Adjusted diluted EPS(1) of $0.14 decreased 22.2% or $0.04
•Adjusted EBITDA(1) of $236.3 million decreased 6.5%; Adjusted EBITDA margin(1) of 38.0% decreased 220 basis points primarily due to lower revenues
•Net cash provided by operating activities of $176.2 million decreased $51.3 million; Free cash flow(1) of $111.8 million decreased $56.4 million primarily due to the timing of working capital

“We are making great progress this year on key objectives including product investments and operational initiatives to drive future organic revenue growth,” said Jonathan Gear, Chief Executive Officer. “Our Intellectual Property segment refined its go-to-market operating model and revived patent intelligence solutions, which is resulting in commercial success across our software solutions, particularly IPFolio, and improved Derwent renewal rates. We released a new real-world data framework in the Life Sciences & Healthcare segment and were awarded deals with two top-10 global pharmaceutical clients. Additionally, we recently acquired two startup companies, MotionHall and Global QMS, Inc. which will enhance our portfolio and expertise in the LS&H segment. We continue to make the necessary improvements to revitalize Clarivate and drive enhanced value for clients, colleagues, and shareholders.”

Selected Financial Information

	Three Months Ended March 31,		Change
(In millions, except percentages and per share data), (unaudited)	2024	2023	$	%
Revenues	$621.2	$629.1	$(7.9)	(1.3)%

Net income (loss) attributable to ordinary shares	$(93.8)	$24.7	$(118.5)	N/M
Net income (loss) per share, diluted	$(0.14)	$0.04	$(0.18)	N/M
Weighted-average ordinary shares (diluted)	666.9	679.3	(12.4)	(1.8)%
Adjusted EBITDA(1)	$236.3	$252.7	$(16.4)	(6.5)%

Adjusted net income(1)	$103.5	$130.9	$(27.4)	(20.9)%
Adjusted diluted EPS(1)(2)	$0.14	$0.18	$(0.04)	(22.2)%
Adjusted weighted-average ordinary shares (diluted)(1)	727.6	734.7	(7.0)	(1.0)%
Net cash provided by operating activities	$176.2	$227.5	$(51.3)	(22.5)%
Free cash flow(1)	$111.8	$168.2	$(56.4)	(33.5)%
First Quarter 2024 Commentary
Revenues for the first quarter decreased $7.9 million, or 1.3%, to $621.2 million. Organic revenues decreased $10.5 million or 1.7%.
Subscription revenues for the first quarter increased $9.9 million, or 2.5%, to $403.1 million. Organic subscription revenues increased 2.4%, driven by price increases.
Re-occurring revenues for the first quarter decreased $5.2 million, or 4.8%, to $102.5 million. Organic re-occurring revenues decreased 5.1%, primarily due to lower IP patent renewal volumes.
Transactional and other revenues for the first quarter decreased $12.6 million, or 9.8%, to $115.6 million. Organic transactional and other revenues decreased 11.4%, due to lower A&G volumes and LS&H real world data sales.
Balance Sheet and Cash Flow
As of March 31, 2024, cash and cash equivalents of $361.8 million decreased $8.9 million compared to December 31, 2023.
The Company's total debt outstanding as of March 31, 2024 was $4,722.6 million, a decrease of $47.7 million compared to December 31, 2023, driven by an accelerated debt repayment.
Net cash provided by operating activities of $176.2 million for the three months ended March 31, 2024 decreased $51.3 million compared to $227.5 million for the prior year period, primarily due to timing differences in working capital. Free cash flow(1) for the three months ended March 31, 2024, was $111.8 million, a decrease of $56.4 million compared to the prior year period.

Reaffirmed Outlook for 2024 (forward-looking statement)
“With first quarter results in line with our expectations, we reaffirm our 2024 full year outlook,” said Jonathan Collins, Executive Vice President and Chief Financial Officer. “Currently, we anticipate a sequential improvement in organic revenue growth in the second quarter compared to the first quarter. For the full year, we continue to expect to deliver improved growth across our three segments driven by the benefit of product investments and modestly improving market conditions.”
The full year outlook presented below assumes no further acquisitions, divestitures, or unanticipated events.

2024 Outlook
Revenues	$2.57B to $2.67B
Organic revenue growth	0% to 2%
Adjusted EBITDA(1)	$1.055B to $1.115B
Adjusted EBITDA margin(1)	41% to 42%
Adjusted diluted EPS(1)(2)	$0.70 to $0.80
Free cash flow(1)	$420M to $500M

Notes to earnings press release
(1) Non-GAAP measure. Please see “Reconciliations to Certain Non-GAAP Measures” in this earnings release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings release.
(2) Adjusted diluted EPS for 2024 is calculated based on approximately 730 million fully diluted weighted average ordinary shares outstanding.
N/M - Represents a change approximately equal or in excess of 100% or not meaningful.

Conference Call and Webcast
Clarivate will host a conference call and webcast today to review the results for the first quarter at 9:00 a.m. Eastern Time. The webcast is open to all interested parties and may include forward-looking information.
The live webcast of the earnings call will be accessible through the investor relations section of the Company's website. To join the webcast please visit https://events.q4inc.com/attendee/319586540.
Interested parties may access the live audio broadcast by dialing +1 404-975-4839 or toll-free +1 833-470-1428 (in North America) and +44 208 068 2558 or toll free +44 808 189 6484 (internationally). The conference ID number is 143104.
A replay of the webcast will also be available on https://ir.clarivate.com beginning two hours after the conclusion of the live call, and will remain available for one year.
Use of Non-GAAP Financial Measures
Non-GAAP results are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations, and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted diluted EPS, and Free cash flow to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.

Forward-Looking Statements
This communication includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the “safe harbor provisions” of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, and include statements regarding our intentions, beliefs, or current expectations concerning, among other things, anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs, and forecasts concerning future events impacting us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in Item 1A. Risk Factors of our annual report on Form 10-K. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Please consult our public filings with the SEC or on our website at www.clarivate.com.
About Clarivate
Clarivate™ is a leading global provider of transformative intelligence. We offer enriched data, insights & analytics, workflow solutions and expert services in the areas of Academia & Government, Intellectual Property and Life Sciences & Healthcare. For more information, please visit www.clarivate.com.

Condensed Consolidated Balance Sheets (Unaudited)

(In millions)	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash	$361.8	$370.7
Accounts receivable, net	822.9	908.3
Prepaid expenses	100.0	88.5
Other current assets	67.9	68.0
Assets held for sale	38.2	26.7
Total current assets	1,390.8	1,462.2
Property and equipment, net	49.2	51.6
Other intangible assets, net	8,874.2	9,006.6
Goodwill	2,023.4	2,023.7
Other non-current assets	68.5	60.8
Deferred income taxes	46.6	46.7
Operating lease right-of-use assets	52.0	55.2
Total assets	$12,504.7	$12,706.8
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$102.7	$144.1
Accrued compensation	85.8	126.5
Accrued expenses and other current liabilities	365.1	315.2
Current portion of deferred revenues	1,010.1	983.1
Current portion of operating lease liability	24.3	24.4
Liabilities held for sale	26.8	6.7
Total current liabilities	1,614.8	1,600.0
Long-term debt	4,637.9	4,721.1
Non-current portion of deferred revenues	17.7	38.7
Other non-current liabilities	41.7	41.9
Deferred income taxes	246.2	249.6
Operating lease liabilities	58.0	63.2
Total liabilities	6,616.3	6,714.5
Commitments and contingencies
Shareholders' equity:
Preferred Shares, no par value; 14.4 shares authorized; 5.25% Mandatory Convertible Preferred Shares, Series A, 14.4 shares issued and outstanding as of both March 31, 2024 and December 31, 2023	1,392.6	1,392.6
Ordinary Shares, no par value; unlimited shares authorized; 668.2(1) and 666.1 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	11,747.4	11,740.5
Accumulated other comprehensive loss	(512.3)	(495.3)
Accumulated deficit	(6,739.3)	(6,645.5)
Total shareholders' equity	5,888.4	5,992.3
Total liabilities and shareholders' equity	$12,504.7	$12,706.8
(1) Refer to the Condensed Consolidated Statements of Changes in Equity within the 10-Q.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2024	2023
Revenues	$621.2	$629.1
Operating expenses:
Cost of revenues	217.8	229.7
Selling, general and administrative costs	191.9	194.8
Depreciation and amortization	179.4	172.6
Restructuring	9.5	9.4
Other operating expense (income), net	17.6	(32.0)
Total operating expenses	616.2	574.5
Income (loss) from operations	5.0	54.6
Fair value adjustment of warrants	(5.2)	1.1
Interest expense, net	70.2	73.6
Income (loss) before income taxes	(60.0)	(20.1)
Provision (benefit) for income taxes	15.0	(63.6)
Net income (loss)	(75.0)	43.5
Dividends on preferred shares	18.8	18.8
Net income (loss) attributable to ordinary shares	$(93.8)	$24.7

Per share:
Basic	$(0.14)	$0.04
Diluted	$(0.14)	$0.04

Weighted average shares used to compute earnings per share:
Basic	666.9	674.8
Diluted	666.9	679.3

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(In millions)	2024	2023
Cash Flows From Operating Activities
Net income (loss)	$(75.0)	$43.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	179.4	172.6
Share-based compensation	14.9	40.7
Gain on legal settlement	—	(49.4)
Amortization of debt issuance costs	4.7	5.1
Other operating activities	10.1	9.7
Changes in operating assets and liabilities:
Accounts receivable	74.8	42.3
Prepaid expenses	(11.8)	(21.7)
Other assets	(3.0)	13.7
Accounts payable	(37.3)	(0.1)
Accrued expenses and other current liabilities	(10.0)	(33.0)
Deferred revenues	31.0	85.5
Operating leases, net	(1.8)	(2.0)
Other liabilities	0.2	(79.4)
Net cash provided by operating activities	176.2	227.5
Cash Flows From Investing Activities
Capital expenditures	(64.4)	(59.3)
Payments for acquisitions	—	(1.1)
Net cash provided by (used for) investing activities	(64.4)	(60.4)
Cash Flows From Financing Activities
Principal payments on term loan	(47.4)	(125.0)
Payment of debt issuance costs and discounts	(20.0)	—
Cash dividends on preferred shares	(18.9)	(18.9)
Payments related to finance lease	(0.3)	(0.2)
Payments related to tax withholding for stock-based compensation	(8.6)	(7.5)
Net cash provided by (used for) financing activities	(95.2)	(151.6)
Effects of exchange rates	(6.3)	2.0
Net change in cash and cash equivalents, including restricted cash	$10.3	$17.5
Cash and cash equivalents, including restricted cash, beginning of period	370.7	356.8
Cash and cash equivalents, including restricted cash, end of period(1)	$381.0	$374.3
(1) Includes $19.2 of cash that was reclassified to current assets held for sale in the Condensed Consolidated Balance Sheet as of March 31, 2024.

Supplemental Revenues Information

Annualized contract value (“ACV”) represents the annualized value for the next 12 months of subscription-based client license agreements, assuming that all expiring license agreements during that period are renewed at their current price level. Our ACV was $1,583.3 and $1,555.2 as of March 31, 2024 and 2023, respectively, which corresponds to an increase of 1.8%. The increase in ACV was primarily due to the impact of price increases.
The following tables present our revenues by type and by segment for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.

	Three Months Ended March 31,		Change		Percentage of Change
(In millions, except percentages); (unaudited)	2024	2023	$	%	Acquisitions	Disposals	FX Impact	Organic
Subscription revenues	$403.1	$393.2	$9.9	2.5%	0.1%	—%	—%	2.4%
Re-occurring revenues	102.5	107.7	(5.2)	(4.8)%	—%	—%	0.3%	(5.1)%
Transactional and other revenues	115.6	128.2	(12.6)	(9.8)%	0.1%	0.9%	0.6%	(11.4)%
Revenues	$621.2	$629.1	$(7.9)	(1.3)%	—%	0.2%	0.2%	(1.7)%

	Three Months Ended March 31,		Change		Percentage of Change
(In millions, except percentages); (unaudited)	2024	2023	$	%	Acquisitions	Disposals	FX Impact	Organic
Academia & Government	$317.7	$314.7	$3.0	1.0%	—%	—%	0.4%	0.6%
Intellectual Property	200.9	209.1	(8.2)	(3.9)%	—%	0.5%	0.1%	(4.5)%
Life Sciences & Healthcare	102.6	105.3	(2.7)	(2.6)%	0.3%	—%	(0.1)%	(2.8)%
Revenues	$621.2	$629.1	$(7.9)	(1.3)%	—%	0.2%	0.2%	(1.7)%

Reconciliations to Certain Non-GAAP Measures

Adjusted EBITDA and Adjusted EBITDA margin
Adjusted EBITDA represents Net income (loss) before the Provision (benefit) for income taxes, Depreciation and amortization, and Interest expense, net, adjusted to exclude acquisition and/or disposal-related transaction costs, share-based compensation, mandatory convertible preferred share ("MCPS") dividend expense, unrealized foreign currency gains/losses, restructuring expenses, non-operating income and/or expense, the impact of certain non-cash fair value adjustments on financial instruments, legal settlements, impairments, and other items that are included in Net income (loss) for the period that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by Revenues.
The following table presents our calculation of Adjusted EBITDA and Adjusted EBITDA margin for the three months ended March 31, 2024 and 2023 and reconciles these non-GAAP measures to our Net income (loss) for the same periods:

	Three Months Ended March 31,
(In millions, except percentages); (unaudited)	2024	2023
Net income (loss) attributable to ordinary shares	$(93.8)	$24.7
Dividends on preferred shares	18.8	18.8
Net income (loss)	(75.0)	43.5
Provision (benefit) for income taxes	15.0	(63.6)
Depreciation and amortization	179.4	172.6
Interest expense, net	70.2	73.6
Transaction related costs	4.4	1.7
Share-based compensation expense	15.4	41.2
Restructuring	9.5	9.4
Fair value adjustment of warrants	(5.2)	1.1
Other(1)	22.6	(26.8)
Adjusted EBITDA	$236.3	$252.7
Adjusted EBITDA margin	38.0%	40.2%

(1) Primarily reflects the net impact of foreign exchange gains and losses related to the remeasurement of balances and other items that do not reflect our ongoing operating performance. The three months ended March 31, 2024 also includes a $15.8 loss on a small divestiture. The three months ended March 31, 2023 also includes a $49.4 gain on legal settlement.

Adjusted net income and Adjusted diluted EPS
Adjusted net income is calculated using Net income (loss), adjusted to exclude acquisition and/or disposal-related transaction costs (such costs include net income from continuing operations before the provision for income taxes, depreciation and amortization, and interest income and expense from the divested business), amortization related to acquired intangible assets, share-based compensation, MCPS dividend expense, unrealized foreign currency gains/losses, restructuring expenses, the impact of certain non-cash fair value adjustments on financial instruments, legal settlements, impairments, and other items that are included in net income (loss) for the period that we do not consider indicative of our ongoing operating performance and the income tax impact of any adjustments.
Adjusted diluted EPS is calculated by dividing Adjusted net income by Adjusted diluted weighted average shares for the period. The Adjusted diluted weighted average shares assumes that all instruments in the calculation are dilutive.
The following table presents our calculation of Adjusted net income and Adjusted diluted EPS for the three months ended March 31, 2024 and 2023 and reconciles these non-GAAP measures to our Net income (loss) and diluted EPS for the same periods:

	Three Months Ended March 31,
	2024		2023
(In millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net income (loss) attributable to ordinary shares	(93.8)	(0.14)	24.7	0.04
Dividends on preferred shares	18.8	0.03	18.8	0.03
Net income (loss) and EPS	(75.0)	(0.11)	43.5	0.06
Transaction related costs	4.4	0.01	1.7	—
Share-based compensation expense	15.4	0.02	41.2	0.06
Amortization related to acquired intangible assets	138.5	0.21	144.4	0.21
Restructuring	9.5	0.01	9.4	0.01
Fair value adjustment of warrants	(5.2)	(0.01)	1.1	—
Other(1)	22.6	0.02	(26.8)	(0.04)
Income tax impact of related adjustments	(6.7)	(0.01)	(83.6)	(0.12)
Adjusted net income and Adjusted diluted EPS	$103.5	$0.14	$130.9	$0.18
Adjusted weighted-average ordinary shares (diluted)	727.6		734.7
(1) Primarily reflects the net impact of foreign exchange gains and losses related to the remeasurement of balances and other items that do not reflect our ongoing operating performance. The three months ended March 31, 2024 also includes a $15.8 loss on a small divestiture. The three months ended March 31, 2023 also includes a $49.4 gain on legal settlement.

Free cash flow
Free cash flow is calculated using Net cash provided by operating activities less Capital expenditures. The following table reconciles this non-GAAP measure to Net cash provided by operating activities:

	Three Months Ended March 31,
(In millions); (unaudited)	2024	2023
Net cash provided by operating activities	$176.2	$227.5
Capital expenditures	(64.4)	(59.3)
Free cash flow	$111.8	$168.2

Reconciliations to Certain Non-GAAP Measures - 2024 Outlook

Adjusted EBITDA and Adjusted EBITDA margin
The following table presents our calculation of Adjusted EBITDA and Adjusted EBITDA margin for the 2024 outlook and reconciles these non-GAAP measures to our Net income (loss) for the same period:

	Year Ending December 31, 2024 (Forecasted)
(In millions); (unaudited)	Low	High
Net income (loss) attributable to ordinary shares	$(160)	$(100)
Dividends on preferred shares(1)	35	35
Net income (loss)	(125)	(65)
Provision (benefit) for income taxes	60	60
Depreciation and amortization	720	720
Interest expense, net	280	280
Restructuring(2)	10	10
Transaction related costs	15	15
Fair value adjustment of warrants	(5)	(5)
Share-based compensation expense	80	80
Other	20	20
Adjusted EBITDA	$1,055	$1,115
Adjusted EBITDA margin	41%	42%
(1) Dividends on our MCPS are payable quarterly at an annual rate of 5.25% of the liquidation preference of $100 per share. For the purposes of calculating net loss attributable to Clarivate, we have excluded the accrued and anticipated MCPS dividends.

(2) Reflects restructuring costs expected to be incurred in 2024 associated with the Segment Optimization restructuring program.

Adjusted diluted EPS
The following table presents our calculation of Adjusted diluted EPS for the 2024 outlook and reconciles this non-GAAP measure to our per share Net income (loss) for the same period:

	Year Ending December 31, 2024 (Forecasted)
	Low	High
(Unaudited)	Per Share	Per Share
Net income (loss) attributable to ordinary shares	$(0.24)	$(0.14)
Dividends on preferred shares(1)	0.05	0.05
Net income (loss)	(0.19)	(0.09)
Restructuring(2)	0.01	0.01
Transaction related costs	0.02	0.02
Share-based compensation expense	0.11	0.11
Amortization related to acquired intangible assets	0.75	0.75
Mark to market adjustment on financial instruments	(0.01)	(0.01)
Other	0.05	0.05
Income tax impact of related adjustments	(0.04)	(0.04)
Adjusted diluted EPS	$0.70	$0.80
Adjusted weighted-average ordinary shares (diluted)(3)	730 million
(1-2) Refer to associated line item descriptions provided for the Adjusted EBITDA outlook reconciliation table above.
(3) For the purposes of calculating Adjusted diluted EPS, we have excluded the accrued and anticipated MCPS dividends and assumed the “if-converted” method of share dilution.
Free cash flow
The following table presents our calculation of Free cash flow for the 2024 outlook and reconciles this non-GAAP measure to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2024 (Forecasted)
(In millions); (unaudited)	Low	High
Net cash provided by operating activities	$685	$765
Capital expenditures	(265)	(265)
Free cash flow	$420	$500

Media Contact:
Amy Bourke-Waite, Senior Director, Corporate Communications
newsroom@clarivate.com

Investor Relations Contact:
Mark Donohue, Vice President, Investor Relations
investor.relations@clarivate.com
215-243-2202